Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-271500 and 333-260306) and S-8 (Nos. 333-273941, 333-270361, 333-263773 and 333-263702) of Jasper Therapeutics, Inc. of our report dated March 5, 2024, relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
San Jose, California
March 5, 2024